EXHIBIT 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Boston Beer Company, Inc. Employee Equity Incentive Plan of our report dated February 24, 2015, with respect to the consolidated financial statements of The Boston Beer Company, Inc. as of December 27, 2014 and for each of the two years in the period ended December 27, 2014 included in its Annual Report (Form 10-K) for the year ended December 26, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 18, 2016